:----------:                                       :---------------------------:
:  FORM 3  :                                       :     OMB APPROVAL          :
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                                                   :OMB NUMBER:       3235-0104:
                                                   :EXPIRES: September 30, 1998:
                                                   :ESTIMATED AVERAGE BURDEN   :
                                                   :HOURS PER RESPONSE.... 0.5 :
                                                   :---------------------------:

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Son             Masayoshi
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   (Last)                     (First)                       (Middle)

    24-1, Nihonbashi-Hakozakicho
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                                    (Street)

    Chuo-ku, Tokyo              Japan                       103-8501
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   (City)                     (State)                       (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   08/20/1998
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   E* Trade Group, Inc. (EGRP)
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   __X__ Director                       __X_ 10% Owner
   _____ Officer (give title below)     ____ Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   _X_  Form filed by One Reporting Person
   ___  Form filed by More than One Reporting Person
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TABLE I-NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


1. Title of Security          2. Amount of Securities         3. Ownership Form:       4.  Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Benefically Owned               Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
-------------------           ------------------------        ---------------------   --------------------------------------------

Common Stock, par value
$0.01 per share                    15,647,922                         I                    By SOFTBANK Holdings Inc.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7.96)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 4)


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2.   Date Exercisable and Expiration Date (Month/Day/Year)

          Date Exercisable              Expiration Date
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3.   Title and Amount of Securities Underlying Derivative Security (Instr. 4)

           Title                   Amount or Number of Shares
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4.   Conversion or Exercise Price of Derivative Security


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5.   Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 5)


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6.  Nature of Indirect Beneficial Ownership (Instr. 5)


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Explanation of Responses:


                             /s/ Masayoshi Son                      8/31/98
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                       **Signature of Reporting Person                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473 (7-96)